SUB-ITEM 77H:  Changes in
control of registrant


Federated Government
Income Trust (Registrant)


As of July 31, 2016, Charles
Schwab & Co Inc. has attained
control of the Registrant by
acquiring 26.28%* of the
voting securities of the
Registrant.


* Must be greater than 25%.